Exhibit 10.3(k)

Summary of Non-Employee Director Compensation and Benefits

Non-employee directors, including the director emeritus, of ADTRAN, Inc. (“ADTRAN”) currently receive the following compensation for their Board service.

Annual Retainer:	$25,000

Annual Committee Chair Retainer: $5,000

Attendance Fees:	$1,500 for Board committee meetings attended in person, $1,000 for each committee meeting attended in person and $500 for each Board or committee meeting attended by telephone.

All directors are reimbursed for their reasonable expenses in connection with the performance of their duties.

2005 Directors Stock Option Plan

ADTRAN’s non-employee directors, including its current director emeritus, are entitled to participate in our 2005 Directors Stock Option Plan, which our stockholders approved at the 2005 annual meeting of stockholders on May 18, 2005. The 2005 Directors Plan provides for automatic grants of nonqualified stock options to directors who are not otherwise employees of ADTRAN. Under the terms of the 2005 Directors Plan, an eligible director is granted a nonqualified stock option to purchase 10,000 shares of common stock upon that director’s initial election to the Board, and receives an additional nonqualified stock option to purchase 5,000 shares of common stock as of December 31 of each subsequent calendar year in which the director is still serving as an eligible director. The options granted under the 2005 Directors Plan have a term of ten years, and the exercise price of the options is the fair market value of our common stock on the date of grant. The fair market value of our common stock under the 2005 Directors Plan is the closing price of a share of common stock on NASDAQ on the date of grant.